                                                                     EXHIBIT 5.1
May 3, 2002


AECOM Merger Corporation
555 South Flower Street, Suite 3700
Los Angeles, California 90071

          Re:  AECOM Merger Corporation - Registration Statement on Form S-4
               -------------------------------------------------------------
               (File No. 333-82516)
               --------------------

Ladies and Gentlemen:

     We have acted as counsel to AECOM Merger Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission ("SEC") on February 11, 2002 (Registration No. 333-82516, as amended) (the "Registration Statement"), relating to the proposed issuance by the Company of up to 20,816,527 shares of Class A Common Stock, par value $0.001 per share, 20,816,527 shares of Class B Common Stock, par value $0.001 per share, 7,900 shares of Convertible Preferred Stock, par value $0.001 per share, (collectively, the "Shares") and 4,531,432 Common Stock Units and 1,523 Convertible Preferred Stock Units (collectively, the "Units") pursuant to an Agreement and Plan of Merger dated April 12, 2002 (the "Merger Agreement"), among the Company, AECOM Technology Corporation ("Old AECOM") and AECOM Merger Subsidiary Corporation ("Merger Sub"), pursuant to which, among other things, Old AECOM will merge with and into Merger Sub, with Old AECOM surviving (the "Merger").

     In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the Merger Agreement and the Registration Statement. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

     On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

     (i) the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon delivery of the Shares in accordance with the Merger Agreement, and the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Shares, the Shares will be validly issued, fully paid and non-assessable; and

     (ii) the Units have been duly authorized by all necessary corporate action on the part of the Company and, upon delivery of the Units in accordance with the Merger Agreement, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement.

                                      Respectfully submitted,

                                      /s/ O'MELVENY & MYERS LLP